Exhibit 23


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors
Peapack-Gladstone Financial Corporation:

We consent to incorporation by reference in the registration statements No. 333-133591, No. 333-86986, No. 333-51187 and No. 333-53001 on Form S-8 of
Peapack-Gladstone Financial Corporation (the Corporation) of our reports dated February 27, 2007, with respect to the consolidated statements of condition of Peapack-Gladstone Financial Corporation and subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are incorporated by reference in the December 31, 2006 Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation.

Our report referred to the Corporation's adoption of SEC Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" on January 1, 2006.

                                                 /S/ KPMG LLP



Short Hills, New Jersey
March 12, 2007


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